Exhibit 99.1

Scripps Networks Interactive Enters Into Agreement

to Sell Shopzilla Inc.

For immediate release

April 28, 2011

KNOXVILLE, Tenn. – Scripps Networks Interactive Inc. (NYSE:SNI) today announced that it has entered into a definitive agreement to sell Shopzilla Inc. to Symphony Technology Group (STG), a strategic private equity firm with the mission of investing in and building great software and service companies.

STG will acquire all of the outstanding shares of Shopzilla for $165 million, comprised of $150 million in cash paid immediately upon closing of the transaction and $15 million in deferred payments. Symphony Technology Group intends to continue and accelerate the growth of Shopzilla through innovation and operational expertise.

Shopzilla Inc., a consumer lead generation platform focused in online retail, owns and operates a portfolio of leading online consumer shopping properties in comparison shopping, product discovery and social shopping/group sales. With the highly targeted and desirable audiences that Shopzilla aggregates and delivers via these properties, Shopzilla is a leading source of sales for online retailers and advertisers. Shopzilla reaches more than 40 million shoppers across the United States, United Kingdom, France and Germany through its destination websites, publisher syndication network, and point of sale survey platform.

“While we believe that Shopzilla has strong growth potential in the online retail space, its mission and future trajectory diverge from SNI’s focus on lifestyle media brands,” said Joseph G. NeCastro, chief financial and administrative officer for Scripps Network Interactive. “The best way to create the most value for both parties was for Shopzilla to find a new partner and for SNI to continue to focus on its core. We believe STG will be a strong partner and will enable Shopzilla to accelerate its growth.”

“We are very excited to be partnering with the team at Shopzilla,” said J.T. Treadwell, managing director with STG. “We believe the platform is a tremendous leverage point to create value for consumers, to generate sales for merchant partners, and to drive innovation in new models of consumer e-commerce. In addition, Shopzilla’s management team is innovative and driven. They have created one of the most important players in online retail. We believe that through this partnership, and by leveraging the experience STG has had with consumer insight investments, such as SymphonyIRI Group, we will work together to build upon and expand the value of the platform to consumers and customers at the leading edge of a very dynamic e-commerce industry. SNI has been a strong owner of the business and we appreciate the opportunity to build upon what they and the team at Shopzilla have created.”

“In partnership with SNI, we have not only fortified our position as a leader in comparison shopping and retail consumer insights, but also expanded and diversified our portfolio to include new value propositions for the consumer and our merchant partners in product discovery and group/flash sales,” said Bill Glass, president of Shopzilla Inc. “We have been extremely fortunate to have had such a strong partnership with SNI over the past six years that has enabled us to continue to pioneer new models for delivering value in online retail. We are very excited to partner with STG, which has a proven track record of consumer insight innovation and successful partnerships with technology-driven companies like ours. With this new partnership, Shopzilla is poised to enter its next chapter of innovation and growth.”

Tennenbaum Capital Partners is providing the debt financing in support of the transaction. “We are pleased to continue our relationship with STG and to provide financing for Shopzilla to continue its growth plans,” said Philip Tseng, partner with Tennenbaum Capital Partners.

SNI expects the transaction to close on or around May 31, 2011 upon satisfaction of normal and customary closing conditions. Sagent Advisors acted as exclusive financial advisor to Scripps Networks Interactive and Shopzilla on the transaction.

About Shopzilla Inc.

Shopzilla Inc. manages a premier portfolio of online shopping brands in the U.S. and Europe, consisting of Bizrate, Beso, Shopzilla, TaDa, PrixMoinsCher, and SparDeinGeld. Shopzilla connects shoppers with more than 100 million products from tens of thousands of retailers with its unique portfolio of engaging and informative websites. Reaching a global audience of more than 40 million shoppers each month through both its destination websites and publisher syndication network, Shopzilla is a leading source of sales and consumer feedback for online merchants and retail advertisers. With offices in Los Angeles, San Diego, and London, the company operates sites and business services in the United States, the United Kingdom, France and Germany.

About Symphony Technology Group

Symphony Technology Group (STG) is a strategic private equity firm with the mission of investing in and building great software and services companies. In addition to capital, STG provides transformation expertise to enable its companies to deliver maximum value to their clients, to drive growth through innovation, to retain and attract the best talent and to achieve best in class business performance. STG’s current portfolio consists of 12 global companies. For more information, visit: www.symphonytg.com.

About Scripps Networks Interactive

Scripps Networks Interactive is one of the leading developers of lifestyle-oriented content for television and the Internet, where on-air programming is complemented with online video, social media areas and e-commerce components on companion websites and broadband vertical channels. The company’s media portfolio includes Lifestyle Media, which is comprised of popular lifestyle television and Internet brands HGTV, Food Network, Travel Channel, DIY Network, Cooking Channel and country music network Great American Country; and Interactive Services.

About Tennenbaum Capital Partners, LLC

Tennenbaum Capital Partners™ (“TCP”) is a Los Angeles based, multi-strategy alternative investment management firm focused primarily on credit. Since the firm’s founding in 1996, TCP has invested approximately $9 billion in over 170 portfolio companies. TCP finds opportunity primarily in middle-market credits where the firm can play a meaningful role in each situation. The firm’s investment professionals have extensive expertise in operational, financial and legal disciplines to successfully execute TCP’s investment strategies. For more, please visit: www.tennenbaumcapital.com.

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Contact:

Mark Kroeger, Scripps Networks Interactive Inc., 865-560-5007

E-mail: mark.kroeger@scrippsnetworks.com

Mike Gallentine, Scripps Networks Interactive Inc., 865-560-4473

E-mail: m.gallentine@scrippsnetworks.com

Mary Yee, Shopzilla Inc., 310-903-4436

E-mail: myee@shopzilla.com

Carol Sacks, Symphony Technology Group, 650-520-8261

E-mail: carol@tenorcom.com

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